                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE

           BOSTON LIFE SCIENCES ANNOUNCES THE DISCOVERY OF A SECOND
             FACTOR CAPABLE OF STIMULATING CENTRAL NERVOUS SYSTEM
                              AXONAL REGENERATION


Boston, MA, December 23, 1997. Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that its collaborating scientists had discovered in preclinical animal models and other laboratory tests that a heretofore unrecognized naturally-occurring small molecule appears to strongly stimulate axonal regeneration in nerve cells of the Central Nervous System (CNS). This molecule is the second apparent CNS axonal growth factor to be identified as part of the Company's CNS nerve regeneration program. A manuscript detailing the discovery has been submitted to a premier neuroscience journal for possible publication.

"We believe that the fundamental importance of this new work is that it demonstrates that neurons in the CNS may be actually capable of regenerating axonal connections between cells in response to certain endogenous growth factors in mammals. In this exciting development, we now have two potential lead development compounds in an area that has a long history of frustrated efforts. We are now studying these compounds in spinal cord injury models, and if test results warrant, hope to complete preclinical testing and file an Investigational New Drug (IND) application for one or both compounds as soon as possible thereafter," stated Marc E. Lanser, M.D., Chief Scientific Officer of BLSI.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to the above-mentioned factor and AF1, BLSI's products in clinical trials or in preclinical development include Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; Therafectin, an oral drug for the treatment of Rheumatoid Arthritis; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

This press release contains forward-looking statements regarding the prospects for this CNS factor and the timing of IND filings. Actual results may vary materially. Among the meaningful factors that could affect the results obtained are differences in results between laboratory and clinical conditions, scientific uncertainty arising from small scale studies, difficulties in preparing for or attaining necessary regulatory approvals and other matters.

For additional information contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200